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                                                                  EXHIBIT 10.104

                       AGREEMENT FOR THE SALE AND PURCHASE

                             OF WASTEWATER EFFLUENT

      THIS AGREEMENT, is made and entered into this 13th day of November 2000, by and between the City of Tolleson, a municipal corporation organized and existing under and by virtue of the laws of the State of Arizona ("Tolleson" or "City"), and Arizona Public Service Company, a corporation organized and existing under and by virtue of the laws of the State of Arizona ("APS") and Salt River Project Agricultural Improvement and Power District, an agricultural improvement district organized and existing under and by virtue of the laws of the State of Arizona ("SRP"). The City, APS and SRP are collectively referred to herein as the "Parties." APS and SRP are collectively referred to herein as "The Companies." All references to "The Companies" in this Agreement shall include APS or SRP, or both APS and SRP, or any affiliated or successor entity to either SRP or APS, including but not limited to Pinnacle West Energy Corporation, an affiliate of APS.

                                   WITNESSETH:

      WHEREAS, Tolleson owns, operates and maintains a wastewater treatment plant (hereinafter the "Plant") situated approximately 1/4 mile south of State Route 85 and approximately 1/4 mile west of 91st Avenue at which Tolleson treats raw sewage collected from sources within and outside of the corporate boundaries of Tolleson and produces treated wastewater effluent which, unless used by Tolleson for other purposes, is discharged into the Salt River in accordance with the laws of the United States and the State of Arizona (hereinafter "Effluent" or "Tolleson Effluent");

      WHEREAS, the rated treatment capacity of the Plant, assuming typical influent quality, is currently approximately 17.5 million gallons per day (hereinafter "M.G.D.") of influent;

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      WHEREAS, Tolleson is evaluating the possibility of having the existing
Plant re-rated to a capacity of greater than 17.5 M.G.D. of influent, and Tolleson may in the future expand Tolleson's capacity in the Plant to create capacity beyond 17.5 M.G.D.;

      WHEREAS, Tolleson desires to reserve for its use and disposition as it may in its own discretion elect, 10% of the amount of Effluent produced at the Plant (hereinafter "Reserved Effluent");

      WHEREAS, Reserved Effluent may be used, sold or otherwise disposed of by Tolleson for any lawful purpose, including delivery and sale to The Companies consistent with the terms of this Agreement;

      WHEREAS, Tolleson desires to sell and The Companies desire to purchase all available "Surplus Effluent," which for the purposes hereof shall be all of the Effluent produced through the operation of the Plant in excess of the Reserved Effluent, but not to exceed the maximum capacity of the current interconnection (the "Interconnection Facilities") between the Plant and the pipeline (the "Effluent Pipeline") that supplies effluent to the Palo Verde Nuclear Generating Station ("Palo Verde"), and, when operational, the maximum capacity of the modified Interconnection Facilities provided for in Section 5.2 below;

      WHEREAS, additional wastewater treatment is provided at Palo Verde's "Water Reclamation Facility" located at the northern end of the Palo Verde property and the western terminus of the Effluent Pipeline;

      WHEREAS, the Parties previously entered into an Agreement for the Sale and Purchase of Effluent dated June 12, 1981 (the "Previous Agreement");

      WHEREAS this Agreement is intended to replace the Previous Agreement, which will be of no further effect upon execution of this Agreement; and

      WHEREAS, the sale and purchase of the Surplus Effluent will result in its beneficial use and in the reduction in the demand for the limited supplies of unused surface waters and groundwaters;

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      NOW THEREFORE, for and in consideration of the mutual covenants, terms and conditions hereinafter stated, the Parties agree as follows:

SECTION 1. SALE AND PURCHASE OF SURPLUS EFFLUENT.

            1.1 Except as provided in other Sections of this Agreement, Tolleson shall sell and deliver to The Companies, and The Companies shall purchase and accept, all of the Surplus Effluent produced through the operation of the Plant during the term of this Agreement. In addition, Tolleson may sell and deliver to The Companies, and The Companies may purchase and accept any or all of the Reserved Effluent not used, sold or otherwise disposed of by Tolleson. Nothing in this Agreement shall impair the right of Tolleson to use, sell or otherwise dispose of any and all of the Reserved Effluent and any Surplus Effluent that The Companies do not purchase and receive under this Agreement pursuant to Sections 2.1, 3.3 or 9.2. The Companies' right to receive Surplus Effluent shall have priority over Tolleson's use, sale or other disposition of any Surplus Effluent except under conditions specified in Section 9.2.

            1.2 This Agreement contains no requirement that Tolleson produce any certain amount of Effluent at the Plant but merely that it deliver to The Companies whatever amount of Surplus Effluent is produced, except as provided elsewhere in this Agreement. However, the Parties understand and acknowledge that since at least 1994 Tolleson has produced between 12,000 and 15,000 acre-feet of Effluent per year. Tolleson agrees that it will undertake all reasonable, good faith efforts to maintain all existing contracts, operations and facilities necessary to sustain discharges of Surplus Effluent meeting the water quality standards of Section 3 at or above the level of 13,000 acre-feet per year. Tolleson further agrees that it will not construct additional wastewater treatment facilities at locations other than the current location of the Plant if such facilities would adversely affect Tolleson's ability to sustain discharges of Surplus Effluent meeting the water quality standards of
Section 3 at or above the level of 13,000 acre-feet per year. Tolleson further agrees that it will notify The Companies, as soon as reasonably possible, of any development or change in circumstances that may adversely affect

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Tolleson's ability to continue producing at least 13,000 acre-feet of Surplus
Effluent per year that meets the water quality standards of Section 3.

SECTION 2. PRICE AND PAYMENT.

            2.1 The Companies shall pay to Tolleson, for all Effluent that is sold and delivered hereunder for use at or for the benefit of Palo Verde, a price of Thirty Dollars ($30.00) per acre-foot for calendar years 2000 through 2002. Beginning with calendar year 2003 and throughout the remaining term of this Agreement, the price to be paid in all subsequent years during the term of this Agreement for all Effluent that is sold and delivered hereunder for use at or for the benefit of Palo Verde shall be determined by multiplying the previous year's price by the average annual percentage increase in the Consumer Price Index ("CPI") during the immediately preceding five years. Exhibit A to this Agreement, which is specifically incorporated herein by this reference, states the formula, and provides an example, for making the CPI-based price adjustments required by this Section. If, in the sole judgement of The Companies, the price to be paid to Tolleson for Effluent to be delivered and sold for use at or for the benefit of Palo Verde, after application of the CPI-based price adjustment mechanism set forth in this Section, becomes too high in comparison to the price of treated wastewater effluent available to Palo Verde from sources other than Tolleson, The Companies may elect to terminate their obligation to accept and pay for Surplus Effluent for use at or for the benefit of Palo Verde. If The Companies elect to terminate their obligation to accept and pay for Surplus Effluent for use at or for the benefit of Palo Verde pursuant to this Section, they shall provide Tolleson one year's advance written notice of such election to terminate. Provided, however, that upon receipt of written notice of The Companies' election to terminate pursuant to this Section, Tolleson may elect to sell Surplus Effluent to The Companies for use at or for the benefit of Palo Verde at the same price then being paid by The Companies for treated wastewater effluent used at or for the benefit of Palo Verde and sold by sources other than Tolleson (the "New Price"). Tolleson shall provide written notice to The Companies of its election to begin selling Surplus Effluent at the

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New Price within 180 days after Tolleson receives notice of The Companies'
election to terminate pursuant to this Section. If Tolleson provides such written notice within the required 180 day period, The Companies shall continue to accept and pay for Surplus Effluent used at or for the benefit of Palo Verde at the New Price, consistent with all other terms of this Agreement. If Tolleson does not provide such written notice within the said 180 days, any obligation of Tolleson to supply Surplus Effluent for use at Palo Verde shall be permanently terminated.

            2.2 If Effluent is used at or for the benefit of the proposed electric generating facility commonly referred to as "Redhawk" or any electric generating facilities other than Palo Verde that are owned (in whole or in part) or operated by The Companies (collectively referred to as "Other Electric Generating Facilities") pursuant to Section 4.1, the price to be paid for all such Effluent shall be Seventy Five Dollars ($75.00) per acre-foot during calendar years 2000 through 2002. Beginning with calendar year 2003 and throughout the remaining term of this Agreement, the price to be paid by The Companies for Effluent delivered into the Pipeline and used at or for the benefit of Other Electric Generating Facilities shall be determined by multiplying the previous year's price by the average annual percentage increase in the CPI during the immediately preceding five years. The formula to be used for making this adjustment, and an example of its application, are contained in Exhibit A. The Companies shall measure, keep records of, and report to Tolleson on a monthly basis the quantity, if any, of Effluent used at or for the benefit of such Other Electric Generating Facilities.

            2.3 The Companies shall pay Tolleson monthly an amount equal to the price determined pursuant to Section 2.1 and/or 2.2 hereof, as applicable, multiplied by the number of acre-feet of Effluent that were delivered and accepted for use at or for the benefit of the respective facilities (Palo Verde or Other Electric Generating Facilities) during the prior month. Such monthly payments shall be due and payable 30 days after receipt of the invoice therefor rendered by Tolleson.

            2.4 In the event of a dispute concerning the quantity of Effluent delivered and accepted in any month, The Companies shall pay the invoiced amount, but may do

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so under written protest. If any protested amount shall subsequently be determined to have been excessive, the excessive amount thereof shall be refunded to The Companies. Any dispute or protest shall be resolved in the manner provided by Section 12.7 hereof.

            2.5 The Companies shall pay Tolleson the price determined pursuant to Section 2.1 for each acre-foot of Surplus Effluent made available by Tolleson for delivery under this Agreement and meeting the water quality standards of
Section 3 that is not accepted by The Companies, up to the then-operational maximum capacity of the Interconnection Facilities, except during any Uncontrollable Force event as defined in Section 9.1. Payments under this Section shall be made to Tolleson monthly in an amount equal to the price determined pursuant to Section 2.1 multiplied by the number of acre-feet of Surplus Effluent meeting the water quality standards of Section 3 made available by Tolleson for delivery, but not accepted by The Companies, during the prior month. Such monthly payments shall be due and payable 30 days after receipt of the invoice therefor rendered by Tolleson. The Companies shall have no obligation to pay for Reserved Effluent not actually accepted into the Effluent Pipeline for use at or for the benefit of Palo Verde or Other Electric Generating Facilities. If The Companies elect to terminate their obligation to accept and pay for Surplus Effluent for use at or for the benefit of Palo Verde pursuant to Section 2.1, the obligation to pay for Surplus Effluent, whether taken or not, under this Section shall remain in effect for any Other Electric Generating Facility for which one or more Notices of Commitment have been submitted to Tolleson pursuant to Section 8.2. Provided, however, that if The Companies terminate their obligation as to Palo Verde, the number of acre-feet thereafter subject to the payment obligation imposed by this Section shall be the number of acre-feet specified in the Notice(s) of Commitment previously submitted to Tolleson. Provided further that, if The Companies terminate their obligation as to Palo Verde, the Parties shall meet to determine, based on actual operating history and projected future needs, the number of acre-feet of Surplus Effluent that will remain committed to such Other Electric Generating Facilities. Such remaining committed Surplus Effluent shall be used only at or for the benefit of such Other Electric Generating Facilities.

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            2.6 The methods identified in Paragraphs 2.1 and 2.2 above for determining the price to be paid by The Companies pursuant to this Agreement for each acre-foot of Effluent delivered into the Effluent Pipeline by Tolleson and accepted by The Companies for use at Palo Verde or Other Electric Generating Facilities, and the resulting prices established by those methods, shall remain in effect throughout the term of this Agreement. Provided, however, that: (i) if The Companies enter into a new contract, or amend an existing contract, for supplying treated wastewater effluent to Palo Verde or Other Electric Generating Facilities physically capable of being economically served by Tolleson Effluent delivered into the Effluent Pipeline; and (ii) that new contract or amendment of that existing contract provides for a higher price, or a different method of determining the price, of treated wastewater effluent supplied to Palo Verde or Other Electric Generating Facilities physically capable of being economically served by Tolleson Effluent delivered into the Effluent Pipeline; then (iii) Sections 2.1 and/or 2.2 of this Agreement, as applicable, shall be revised to incorporate that higher price or new method of determining the price. The application of any different method of determining the price of effluent under this Section 2.6 shall not result in a lower price being paid to Tolleson than if such different method were not used. The provisions of this Section shall not apply to any contract entered into by The Companies for a backup supply of treated wastewater effluent that allows The Companies to purchase such effluent when Tolleson is unable to deliver into the Pipeline at least 13,000 acre-feet per year of Surplus Effluent meeting the water quality standards of Section 3. The price benefits afforded to Tolleson by this Section shall apply if The Companies purchase another source of treated wastewater effluent, other than a backup supply pursuant to the immediately preceding sentence, for use at or for the benefit of any Other Electric Generating Facility physically capable of being economically served by Tolleson Effluent delivered into the Effluent Pipeline, whether or not the other source of treated wastewater effluent is delivered into the Effluent Pipeline. For purposes of this Agreement, the phrase "physically capable of being economically served by Tolleson Effluent delivered into the Effluent Pipeline" shall apply only to any Other Electric Generating Facilities located within: (i) the area described in the legal

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description and accompanying map attached to this Agreement as Exhibit B, which exhibit is specifically incorporated herein by this reference; or (ii) within one mile north or two miles south of any portion of the Effluent Pipeline. The Companies agree, as a covenant of good faith, to comply with the requirements of this Section and Section 4.2 by refraining from constructing or acquiring Other Electric Generating Facilities in locations immediately outside the area defined in the preceding sentence as subject to the "physically capable of being economically served by Tolleson Effluent delivered into the Effluent Pipeline" standard if such construction or acquisition is intended to avoid the requirements of this Section or Section 4.2.

            2.7 In addition to any amounts The Companies are required to pay under paragraphs 2.3 and 2.5 of this Agreement, The Companies shall also pay Tolleson monthly, from the date of execution of this Agreement until June 30, 2002, an amount equal to the difference between: (1) the sum of the amounts paid under paragraphs 2.3 and 2.5 of this Agreement; and (2) the amount that The Companies would have been required to pay Tolleson for an equal quantity of Effluent under the Previous Agreement among APS, SRP and Tolleson dated June 12, 1981.

            2.8 If at any time The Companies fail to pay to Tolleson the amounts they are obligated to pay under Sections 2.3 and 2.5 within the 30 days provided for such payment, Tolleson may, after providing 10 days advance written notice, cease delivering Surplus Effluent into the Effluent Pipeline until all past due amounts are paid in full.

SECTION 3. QUALITY OF THE SURPLUS EFFLUENT.

            3.1 All Effluent sold and delivered hereunder shall have received wastewater treatment, and shall meet the standards required by law and specified in Permit No. AZ0020338 issued to Tolleson by the Environmental Protection Agency (hereinafter "EPA"), including any amendments or replacements thereof as may be made from time to time and/or in any other required permit or authorization as may hereafter be issued by the Arizona Department of Environmental Quality (hereinafter "ADEQ"), or any other federal or state agency having

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jurisdiction respecting the treatment and/or discharge of wastewater effluent, except that disinfection (by chlorination or otherwise) of such Effluent sold and delivered hereunder shall be required and performed only upon the terms and conditions hereinafter provided.

            3.2 In addition to meeting the permit-based water quality requirements specified in Section 3.1, Tolleson shall use its best efforts to operate and maintain its existing Plant in a manner that will treat Effluent such that the Effluent does not exceed: (i) 30 milligrams per liter (mg/l) of Biological Oxygen Demand ("BOD") for any period of time; (ii) 25 mg/l BOD for any period longer than two consecutive days; (iii) 20 mg/l BOD for any period longer than one week; or (iv) 15 mg/l BOD for any period longer than one month. Nothing contained in this Section 3.2 shall require Tolleson to upgrade or improve the Plant or otherwise compel Tolleson to incur any additional expense in the operation of the Plant.

            3.3 The Companies shall not be required to purchase, accept or pay for any Effluent that does not meet the water quality standards set forth in Sections 3.1 and 3.2 hereof. The Companies' sole remedy for breach of Tolleson's obligation to meet the water quality standards of Sections 3.1 and 3.2 shall be the right to refuse to purchase, accept or pay for any Effluent that does not meet those standards.

            3.4 Tolleson, on the written request of The Companies, shall disinfect the surplus Effluent to be delivered to The Companies, provided that The Companies shall reimburse Tolleson for its direct costs associated with such disinfection.

            3.5 Tolleson shall promptly notify APS by telephone, and in writing as soon as reasonable thereafter, of any changes in wastewater treatment processes or operational anomalies at the Plant that have the potential to significantly change the composition of the Effluent delivered to The Companies, including, but not limited to, changes that would affect compliance with the water quality standards addressed in this Section 3. The Companies acknowledge that the Plant has exceeded, and will exceed the foregoing BOD levels, and Tolleson acknowledges that The Companies will not be obligated to purchase any Effluent produced by Tolleson that exceeds the foregoing BOD levels.

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SECTION 4. USE OF EFFLUENT.

            4.1 The primary use of the Effluent purchased and accepted by The Companies under this Agreement is for cooling required for generation of electric power at Palo Verde. The Companies may also use, transfer or execute a water exchange for any or all of the Effluent made available under this Agreement for use at or for the benefit of any Other Electric Generating Facilities that The Companies may now or in the future develop, own (in whole or in part) or operate. All such Effluent used at or for the benefit of Other Electric Generating Facilities shall be subject to the price established in
Section 2.2.

            4.2 If at any time The Companies use any treated wastewater effluent at or for the benefit of Other Electric Generating Facilities physically capable of being economically served by Tolleson Effluent delivered into the Effluent Pipeline, Tolleson shall have the first right to sell to The Companies, and The Companies shall have the obligation to purchase from Tolleson, all such treated wastewater effluent, up to the then-operational maximum capacity of the Interconnection Facilities, provided that:

      (a) the treated wastewater effluent requirements of Palo Verde are being fully satisfied, whether by Tolleson Effluent or by effluent from other sources;

      (b) the Participants in Palo Verde consent to the use of the Effluent Pipeline, Water Reclamation Facility and any other property or facilities owned by such Participants for transportation and treatment of Effluent for use at or for Other Electric Generating Facilities (provided, however, that if such consent is not obtained from the Palo Verde Participants by December 31, 2001, Tolleson may elect to terminate its obligation under this Agreement to deliver and sell Surplus Effluent to the Companies); by its execution of this Agreement, APS confirms its consent, as a Palo Verde Participant, to the use of the Effluent Pipeline, Water Reclamation Facility and any other Palo Verde property or facilities required for transportation and treatment of Effluent for use at or for Other Electric Generating Facilities; and

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      (c)   Tolleson produces the lesser of 12,000 acre feet per year of
            Effluent or sufficient Surplus Effluent meeting the water quality standards of Section 3 to satisfy the quantity specified in any Notices of Commitment delivered to Tolleson by The Companies pursuant to Section 8.2.

To the extent that all of the preceding requirements are satisfied, Tolleson shall have the first right to sell to The Companies, and The Companies shall be obligated to purchase from Tolleson, treated wastewater effluent for use at or for the benefit of Other Electric Generating Facilities physically capable of being economically served by Tolleson Effluent delivered into the Effluent Pipeline, up to the lesser of: (i) the maximum quantity of effluent used at or for the benefit of such Other Electric Generating Facilities physically capable of being economically served by Tolleson Effluent delivered into the Effluent Pipeline; or (ii) the then-operational maximum capacity of the Interconnection Facilities. For the purpose of determining the times when The Companies must take Surplus Effluent first at Other Electric Generating Facilities physically capable of being economically served by Tolleson Effluent delivered into the Effluent Pipeline, The Companies shall allocate all treated wastewater effluent that The Companies acquire, other than Surplus Effluent, first for use at Palo Verde. Only after purchasing all available Surplus Effluent meeting the water quality standards of Section 3 may The Companies purchase treated wastewater effluent from another source for use at or for the benefit of such Other Electric Generating Facilities physically capable of being economically served by Tolleson Effluent delivered into the Effluent Pipeline, or use groundwater for condenser cooling in lieu of such Surplus Effluent, except to the extent that groundwater is necessary to make up any shortfall in cooling water requirements resulting from physical constraints in the Effluent Pipeline, Water Reclamation Facility or other Palo Verde facilities. Nothing in this Agreement shall prohibit or limit the right of The Companies to enter into additional contracts with other parties for the sale and purchase of wastewater effluent to be used at Palo Verde or Other Electric Generating Facilities, provided that such contracts do not limit Tolleson's rights under this Agreement. To the extent that any amount of Surplus Effluent is used at or for the benefit of Other Electric

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Generating Facilities, Tolleson shall be relieved of any obligation it may have under this Agreement to supply that quantity of Surplus Effluent for use at or for the benefit of Palo Verde.

SECTION 5. DELIVERY POINT AND METERING.

            5.1 Effluent sold and purchased hereunder shall be delivered by Tolleson and accepted by The Companies at the valve that controls the flow of Effluent into the Effluent Pipeline (hereinafter the "Delivery Point") at the interconnection between the two outfall wastewater lines from the Plant to the Salt River (hereinafter the "Outfall Lines") and the Effluent Pipeline. Such Effluent delivered by Tolleson and accepted by The Companies at the Delivery Point shall be deemed "delivered into the Effluent Pipeline" as that phrase is used in this Agreement.

            5.2 Within one year after the execution of this contract, The Companies shall design and construct a modification to the existing Interconnection Facilities between the Outfall Lines and the Effluent Pipeline to allow delivery by Tolleson into the Effluent Pipeline of at least 21 M.G.D. of Surplus Effluent. All costs associated with the design, construction, operation and maintenance of this modification shall be borne by The Companies, and title to the modified Interconnection Facilities shall be vested consistent with the provisions of Exhibit C, which identifies specific components of the Interconnection Facilities and the Party or Parties in which title to each such component is vested. The Companies shall be responsible for, and the Parties shall cooperate as necessary, to ensure the timely design, construction, operation and maintenance of the existing and modified Interconnection Facilities required by this Section and to ensure that such activities do not interfere with the operation of the Plant or the Effluent Pipeline. If The Companies cease using the Interconnection Facilities for acceptance of Effluent from Tolleson, The Companies shall either continue to operate and maintain the Interconnection Facilities to ensure that operation of the Plant will not be adversely affected, or shall offer to transfer to Tolleson title over any portion of the Interconnection Facilities that is necessary to the operation of the Plant, provided, however, that if Tolleson refuses to accept such

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title, The Companies shall have no obligation to continue to operate or maintain the Interconnection Facilities.

            5.3 The quantity of Effluent delivered by Tolleson and accepted by The Companies at the Delivery Point shall be measured by metering devices installed by The Companies as close to the Delivery Point as practicable. The quantity of Effluent supplied by Tolleson and accepted by The Companies for use at or for the benefit of Other Electrical Generating Facilities shall be measured by a metering device installed by The Companies at a point which will measure the amount of Effluent that is used at or for the benefit of Other Electrical Generating Facilities. Such metering devices shall be of a design and type acceptable to Tolleson and The Companies. The costs of such devices and their installation, operation, maintenance, replacements, repair, betterments and calibration shall be borne by The Companies, except as otherwise provided in
Section 7.2 hereof, and the title thereto shall be vested in The Companies. Provisions shall be made to permit flow meter information to be continuously displayed in a panel or panels at the Plant utilizing facilities and equipment as Tolleson may, at its own expense provide, title to which shall be vested in Tolleson.

            5.4 In the event that the flow metering device measuring flows of Tolleson Effluent into the Effluent Pipeline shall fail or be inoperative, Tolleson shall have the right to use other in-Plant flow metering equipment to determine the volume of Effluent delivered for billing purposes.

            5.5 If Tolleson concludes that increases in capacity of the Plant beyond 21 M.G.D. are necessary or desirable, the Parties shall meet, upon request by Tolleson, to discuss potential additional modifications of the Interconnection Facilities beyond those required by Section 5.2 above. Any terms for the design and construction of, and payment for, additional modifications, and any terms for the purchase and sale of any Effluent made available by an increase in the capacity of the Interconnection Facilities beyond 21 M.G.D., shall be established by mutual agreement of the Parties at that time.

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SECTION 6. PERMITS AND AUTHORIZATIONS.

            6.1 Tolleson shall be solely responsible for securing and maintaining in force and effect any and all permits and authorizations required by law for the delivery of Effluent to The Companies at the Delivery Point and for the discharge into the Salt River or other disposal of Effluent which is not delivered to and accepted by The Companies.

            6.2 The Companies shall be solely responsible for securing and maintaining in force and effect any and all permits and authorizations required by law for the transportation of the Effluent from the Delivery Point to Palo Verde or to any other points and for any uses of the Effluent that are allowed by Section 4 of this Agreement. Such responsibility of The Companies may be delegated to others, but as between the Parties the responsibility rests solely upon The Companies.

            6.3 Each of the Parties shall cooperate with the other Parties in securing and maintaining in force and effect the permits and authorizations required in accordance with this Agreement or by local, state or federal laws and regulations and shall render such assistance to the other Parties as it or they may reasonably request. Each Party shall furnish to the other Parties a copy of each permit and authorization obtained pursuant to Sections 6.1 and 6.2 hereof.

            6.4 Should Tolleson be required by law to treat the Effluent in a manner that results in increased expenses to Tolleson because it is delivering the Effluent to The Companies under this Agreement, which expense it would not have incurred if the Effluent was disposed by Tolleson into the Salt River, then The Companies shall have the right to require Tolleson to so treat the Effluent and shall reimburse Tolleson for all reasonable expenses (including without limitation any costs of plant additions or improvements) incurred by Tolleson in providing such treatment. If The Companies, in their sole discretion, decide not to exercise their right under this Section to require additional treatment, they may take other action, including terminating this Agreement, to ensure continuing compliance with applicable law. However, prior to terminating this Agreement as allowed in the previous sentence, The

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Companies shall meet with Tolleson to discuss any alternatives to termination that may be available to ensure compliance with applicable law.

SECTION 7. IMPLEMENTATION OF THE AGREEMENT.

            7.1 Within 30 days after the effective date of this Agreement, Tolleson shall designate a representative and The Companies shall jointly designate a representative for the purposes of: (i) implementing this Agreement in accordance with its terms, (ii) coordinating the design and construction by The Companies of the modifications to the Interconnection Facilities required by
Section 5.2 above, (iii) ensuring the continued satisfactory operation and maintenance of the Interconnection Facilities, and (iv) discussing any issues of interest or concern to either or both Parties relating to this Agreement. Either Tolleson or The Companies may from time to time designate a substitute or successor authorized representative by giving written notice of such designation to the other party.

            7.2 The metering devices used to measure the quantity of Effluent delivered and accepted hereunder, and the quantity of Effluent used at or for the benefit of Other Electrical Generating Facilities, shall be calibrated in a manner acceptable to the authorized representatives prior to the date when such devices are placed in service and thereafter not less frequently than once every six months. The costs of such scheduled calibrations shall be borne by The Companies. The authorized representative for Tolleson may request in writing such additional calibrations as he in his sole discretion deems appropriate; provided that the cost incurred by The Companies for each such additional calibration shall be reimbursed by Tolleson unless any such additional calibration reveals that the inaccuracy of the metering devices is greater than (plus/minus) 2% in which case the cost of such additional calibration shall be borne by The Companies. Copies of all records showing calibration of meters shall be delivered to Tolleson after each calibration, and copies of all records of measurements of Effluent supplied to or for the benefit of Palo Verde or Other Electrical Generating Facilities shall be delivered to Tolleson monthly, with cover letters acknowledging the records to be true copies.

SECTION 8. DELIVERY AND ACCEPTANCE OF EFFLUENT.

            8.1 The obligation of Tolleson to sell and deliver Surplus Effluent under this Agreement shall commence on the date this Agreement is executed and shall continue throughout the term of this Agreement, except as otherwise provided in this Agreement.

            8.2 At any time after the effective date of this Agreement, provided that the treated wastewater effluent requirements of Palo Verde are being fully satisfied, The Companies may deliver to Tolleson one or more written notices of The Companies' commitment ("Notice of Commitment") to purchase up to 13,000 acre-feet of Surplus Effluent for use at or for the benefit of Other Electric Generating Facilities. The Companies may specify any quantity of Surplus Effluent in any individual Notice of Commitment, up to the then-operational maximum capacity of the Interconnection Facilities. The price to be paid for any Effluent specified in a Notice of Commitment that is actually taken into the Effluent Pipeline and used at or for the benefit of Other Electric Generating Facilities shall be as specified in Section 2.2. The price to be paid for any Effluent specified in a Notice of Commitment that is not actually taken into the Effluent Pipeline and used at or for the benefit of Other Electric Generating Facilities shall be as specified in Section 2.5.

            8.3 If The Companies have not delivered one or more Notices of Commitment to purchase at least the following Minimum Quantities of Surplus Effluent for use at or for the benefit of Other Electric Generating Facilities on or before the Commitment Dates identified in the following table, Tolleson may elect to terminate its continuing obligation to sell and deliver any portion of the corresponding Minimum Quantity of Surplus Effluent for use at or for the benefit of Palo Verde or Other Electric Generating Facilities that is not yet subject to a Notice of Commitment:

 COMMITMENT DATE                MINIMUM QUANTITY
-----------------           --------------------------------------
December 31, 2002           At least 3,000 acre-feet
December 31, 2003           At least an additional 3,000 acre-feet
December 31, 2005           At least an additional 3,000 acre-feet
December 31, 2007           At least an additional 4,000 acre-feet

For a period of one year following each specified Commitment Date, Tolleson may terminate its obligation to sell and deliver any portion of the corresponding Minimum Quantity not yet subject to a Notice of Commitment by delivering to The Companies one or more written Notices of Intent to Terminate. Each Notice of Intent to Terminate shall specify the quantity of Surplus Effluent for which Tolleson has elected to terminate its obligation to sell and deliver to the Companies for use at or for the benefit of Palo Verde or Other Electric Generating Facilities. Upon receipt of a Notice of Intent to Terminate, The Companies shall have ninety days thereafter within which to submit a Notice of Commitment to Tolleson for the quantity of Surplus Effluent for use at or for the benefit of Other Electric Generating Facilities specified in the Notice of Intent to Terminate. If The Companies submit a Notice of Commitment within this ninety-day period, Tolleson's continuing obligation to sell and deliver Surplus Effluent to The Companies for use at or for the benefit of Palo Verde or Other Electric Generating Facilities shall not be terminated. If The Companies do not submit a Notice of Commitment within this ninety day period, Tolleson's obligation to sell and deliver the specified quantity of Surplus Effluent for use at or for the benefit of Palo Verde or Other Electric Generating Facilities shall be terminated, the specified quantity of Surplus Effluent shall no longer be eligible for price adjustments pursuant to Sections 2.1, 2.2 or 2.6, and The Companies shall no longer be obligated to pay, pursuant to Section 2.5, for any of the specified Surplus Effluent not actually taken into the Pipeline. Notwithstanding the previous sentence, The Companies may continue to accept into the Pipeline any or all of the Surplus Effluent specified in the Notice of Intent to Terminate provided Tolleson desires to continue delivering such Surplus Effluent, in which event, The Companies shall pay

Tolleson the price for such Surplus Effluent specified in Section 2.1 or Section 2.2, as appropriate.

            8.4 Nothing in Sections 8.2 and 8.3 is intended to limit Tolleson's first right to deliver into the Effluent Pipeline and sell to The Companies treated wastewater effluent for use at or for the benefit of Other Electric Generating Facilities as provided in Section 4.2 or to limit the obligation of The Companies to purchase and accept all of the Surplus Effluent produced through the operation of the Plant as provided in Section 1.1. To the extent that The Companies purchase treated wastewater effluent delivered into the Effluent Pipeline for use at or for the benefit of Other Electric Generating Facilities, Tolleson shall have the first right to sell such treated wastewater effluent consistent with the terms of Section 4.2, regardless of whether The Companies have submitted one or more Notices of Commitment for that amount of Surplus Effluent.

            8.5 The Companies shall have the right to refuse delivery of Effluent whenever, in their sole and reasonable discretion, use of Effluent would cause significant operational problems in the Effluent Pipeline, Water Reclamation Facility or other Palo Verde facilities. However, other than during an Uncontrollable Force event, as defined in Section 9.1, The Companies shall pay the price established in Section 2.5 for any Surplus Effluent refused pursuant to this Section 8.5 that is actually available for delivery to the Delivery Point and meets the water quality standards of Section 3 of this Agreement.

SECTION 9. UNCONTROLLABLE FORCE AND OUTAGES.

            9.1 Neither Tolleson nor The Companies shall be considered to be in default in the performance of any of the obligations hereunder if failure of performance shall be due to an Uncontrollable Force. The term "Uncontrollable Force" shall mean any cause beyond the control of the Party affected, including, but not limited to, failure of facilities, flood, earthquake, tornado, storm, fire, lightning, epidemic, war, riot, civil disturbance or disobedience, labor dispute, and action or nonaction by or failure to obtain or revocation of the necessary authorizations or approvals from any governmental agency or authority or the electorate, labor or material shortage, sabotage and restraint by Court order or public authority, which by exercise of due diligence and foresight such Party could not reasonably have been expected to avoid and which by exercise of due diligence it shall be unable to overcome. Nothing contained herein shall be construed so as to require any Party to settle any strike or labor dispute in which it may be involved. Any Party rendered unable to fulfill any obligation by reason of any Uncontrollable Force shall exercise due diligence to remove such inability with all reasonable dispatch.

            9.2 Whenever an Uncontrollable Force as defined in Section 9.1 prevents The Companies from being able to accept or use the Surplus Effluent, then Tolleson may enter into temporary contracts with any other parties for sale of the Surplus Effluent. If Tolleson has entered into such a temporary contract, Tolleson shall be allowed up to 30 days to begin delivery of the Surplus Effluent to The Companies after receiving written notice from The Companies that the disability has been removed.

            9.3 Notwithstanding the provisions of Sections 9.1 and 9.2, if, after the exercise of due diligence, the Party rendered unable to fulfill an obligation remains unable to remove such inability for one full year, the other Party may elect to terminate this Agreement anytime thereafter by tendering 90 days written notice of its intention to terminate. However, if The Companies receive a written termination notice from Tolleson pursuant to the preceding sentence, The Companies may elect, at any time prior to the expiration of the 90 days, to begin paying the price established in Section 2.5 for any Surplus Effluent available for delivery and meeting the water quality standards of
Section 3 of this Agreement, up to the then-operational maximum capacity of the Interconnection Facilities. As long as The Companies continue the payments required under this paragraph, this Agreement shall remain in full force and effect.

            9.4 If an Uncontrollable Force or malfunction of any component or system of the Effluent Pipeline or the Water Reclamation Facility at Palo Verde, restricts the capability of either of such facilities to transport or treat wastewater effluent from all sources for a period of one full year or less, then The Companies may refuse to accept delivery of the Surplus

Effluent and shall not be required to pay therefor. It is understood, however, that the Surplus Effluent from Tolleson's Plant shall be the last source of effluent that The Companies cut back on during such Uncontrollable Force or malfunction and that The Companies shall not refuse to accept and pay for Tolleson's Surplus Effluent to the extent that they are accepting and paying for effluent from any other source.

            9.5 If The Companies initiate a Scheduled Outage of Palo Verde, the Effluent Pipeline or the Water Reclamation Facility, The Companies shall pay the price established in Section 2.5 for any Surplus Effluent available for delivery and meeting the water quality standards of Section 3 of this Agreement, up to the then-operational maximum capacity of the Interconnection Facilities. As long as The Companies continue the payments required under this Section, this Agreement shall remain in full force and effect. If Tolleson initiates a Scheduled Outage of the Plant, any obligation that Tolleson may have to supply Effluent, and the obligation of The Companies to pay the price established under
Section 2.5, shall be suspended during such Scheduled Outage. "Scheduled Outage" shall mean any temporary cessation of operations that is planned and controlled by the Party initiating the Scheduled Outage.

            9.6 Except in emergencies, The Companies shall give 30 days written notice in advance of any discontinuation of acceptance of Surplus Effluent under the provisions of this Section 9. Except in emergencies, Tolleson shall give 30 days written notice in advance of any Scheduled Outage that will limit Tolleson's ability to supply at least 13,000 acre-feet per year of Surplus Effluent to The Companies. Tolleson shall use its best efforts to minimize the duration of any Scheduled Outage that will limit Tolleson's ability to supply at least 13,000 acre-feet per year of Surplus Effluent to The Companies.

SECTION 10. LIABILITY AND INSURANCE.

            10.1 Except for the negligent or intentional acts of The Companies, their officers, directors, employees and agents, Tolleson shall, to the extent permitted by law, indemnify and hold The Companies and their officers, directors, employees and agents harmless for any physical damage to property, or death of, or personal injury to, any person, and from any cost, expense, claim or loss from such damage, injury or death arising out of the ownership, use, occupancy, operation, maintenance, repair, replacement and reconstruction of the Plant and the Outfall Lines and that portion of the Interconnection Facilities owned by Tolleson as specified in Exhibit B.

            10.2 Except for the negligent or intentional acts of Tolleson, its officers, managers, employees or agents, The Companies shall indemnify and hold Tolleson and its officers, managers, employees and agents harmless for any physical damage to property, or death of, or personal injury to, any person, and from any cost, expense, claim or loss from such damage, injury or death arising out of the construction, ownership, use, occupancy, operation, maintenance, repair, replacement and reconstruction of the delivery facilities at the Delivery Point, that portion of the Interconnection Facilities owned by the Companies as specified in Exhibit C, the Effluent Pipeline, the facilities at Palo Verde, or the transportation, use, resale or disposal of Surplus Effluent delivered and accepted hereunder.

            10.3 Tolleson shall procure and maintain insurance against physical damage to property, or death of, or personal injury to, any persons, of the kind and with coverages normally carried by entities operating properties similar to the Plant and the Outfall Lines. Upon request, Tolleson shall furnish to The Companies certificates of insurance demonstrating compliance with this Section 10.3.

            10.4 The Companies shall procure and maintain insurance against physical damage to property, or death of, or personal injury to, any persons, of the kind and with coverages normally carried by entities operating properties similar to the Effluent Pipeline and Palo Verde. Upon request, The Companies shall furnish to Tolleson certificates of insurance demonstrating compliance with this Section 10.4.

SECTION 11. INSPECTIONS AND ACCESS TO RECORDS.

            11.1 Each of the Parties shall have the right, during reasonable hours, of access to and inspection of the facilities and operations of the other Parties which are associated with the treatment, delivery, measurement, transportation and use of Effluent sold and purchased hereunder.

            11.2 Each of the Parties shall have the right, during reasonable hours, of access to the records of the other Parties which are relevant for proving compliance or noncompliance of each of the Parties with any of the terms of this Agreement.

SECTION 12. GENERAL.

            12.1 Effective Date and Term. This Agreement shall be effective from and after the date of its execution by the parties and shall expire on December 31, 2050, unless partially or fully terminated before that date under the provisions of Sections 2.1, 6.4, 8.3, 9.3 or 12.3.1.

            12.2 Assignment of Agreement or Transfer of Facilities.

            12.2.1 Neither Tolleson nor The Companies shall transfer or assign any of their respective rights, titles and interests in and to this Agreement without the prior written consent of the other Parties, except that: (i) The Companies and any of their affiliates, successors or assigns shall each have the right to transfer and assign all or any portion of its right, title and interest in this Agreement to the other, to any related corporate entity, or to any other entity now or hereafter participating in Palo Verde or any Other Electric Generating Facilities which utilize the Surplus Effluent sold hereunder, provided that such entity expressly assumes the obligations of the respective Company, as applicable, under this Agreement; and (ii) either Company, and any of its respective affiliates, successors or assigns shall have the right to transfer its right, title and interest in this Agreement to any mortgagee, trustee or secured party under present or future deeds of trust, mortgages, indentures or security agreements. A transfer or assignment by any Party shall not release that party from its obligations as the primary obligor under the Agreement without the written consent of the other Parties. In the event of any transfer or assignment of this Agreement by either Tolleson or The Companies, the terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of and shall apply to the respective transferees, successors and assigns of Tolleson and The Companies.

            12.2.2 The Companies shall not convey Palo Verde or any interest therein without the grantee of such conveyance expressly agreeing to be bound by all terms of this Agreement, unless The Company that conveys its interest in Palo Verde expressly agrees to continue to be bound by all terms of this Agreement. Tolleson shall not convey the Plant or any interest therein, without the grantee of such conveyance expressly agreeing to be bound by all terms of this Agreement.

            12.3 Compliance with Laws.

            12.3.1 The Companies shall use the Effluent delivered hereunder in accordance with the applicable laws of the United States of America, the applicable laws of the State of Arizona and the rules and regulations of federal, state and local agencies; provided, however, that in the event any such laws or regulations shall be amended in the future so as to make it impossible or uneconomical to use the Effluent for the purposes specified in this Agreement, The Companies shall, at their option, have the right to cancel and terminate this Agreement upon giving 90 days notice in writing to Tolleson. In the event Tolleson is prohibited by any state or federal laws or regulations from selling Effluent for the uses contemplated herein, Tolleson shall have the right to cancel and terminate this Agreement upon giving 90 days notice in writing to The Companies. Until the notice period runs and the termination becomes effective, The Companies shall continue to pay for the Surplus Effluent pursuant to Section 2.5, except as otherwise specified in this Agreement.

            12.3.2 If any proceeding in law or equity is instituted challenging the authority and power of Tolleson and/or The Companies to make, execute and deliver this Agreement and/or to perform its terms, covenants and conditions, or relating to the rights, title and interest of Tolleson or The Companies in and to the Effluent, then Tolleson and The

Companies shall jointly and cooperatively defend the validity of this Agreement and the sale, delivery and uses of Effluent contemplated herein.

            12.3.3 The Parties acknowledge that this Agreement is subject to the provisions of Arizona Revised Statutes Section 38-511, and can be cancelled within three years after its execution by Tolleson if any person significantly involved in initiating, negotiating, securing, drafting or creating this Agreement on behalf of Tolleson is, while this Agreement is in effect during that three year period, an employee or agent of or consultant to any other Party to this Agreement.

            12.4 Notices. All notices, demands, consents or other writings given or made pursuant to this Agreement shall be in writing and, unless otherwise specified herein, shall be deemed to have been duly given when made and deposited in the United States mail by registered or certified mail with postage prepaid and addressed as follows:

                  To Tolleson:      City Manager
                                    9555 West Van Buren
                                    Tolleson, Arizona 85353

                  To APS:           Arizona Public Service Company
                                    Palo Verde Nuclear Generating Station
                                    WRF Manager
                                    Mail Station 6215
                                    P. O. Box 52034
                                    Phoenix, Arizona 85072-2034

                  To SRP: Salt River Project Agricultural Improvement and Power District c/o Secretary
                                    P. O. Box 52025
                                    Phoenix, Arizona 85072-2025

The address to which any notice, demand, consent or other writing shall be given to any Party may be changed from time to time by written notice of such Party to the other Parties as above provided.

            12.5 Relative Responsibilities and Authority of The Companies.

            12.5.1 APS, or any of its affiliates, successors or assigns acting as Operating Agent of Palo Verde, is authorized to act for and on behalf of SRP in all matters affecting the implementation and performance of this Agreement for the use of Effluent at Palo Verde, and all actions and representations taken or made by APS in the implementation and performance of this Agreement shall be binding upon SRP.

            12.5.2 In the event all or part of the Effluent is used other than at Palo Verde, The Companies shall be jointly responsible for implementation and performance of this Agreement.

            12.5.3 The Companies shall be jointly and severally liable to perform the obligations to Tolleson that are imposed by this Agreement.

            12.5.4 The Companies represent that they have the authority to enter into and carry out all obligations to Tolleson under this Agreement.

            12.6 Waivers. The waiver by either Tolleson or The Companies of any breach of any term, covenant or condition of this Agreement shall not be deemed a waiver of such term, covenant or condition or of any subsequent breach thereof or a subsequent breach of any other term, covenant or condition in this Agreement.

            12.7 Resolution of Conflicts and Disputes. Any conflict or disputes in: (i) the implementation of this Agreement provided in Section 7, or (ii) the quantity or quality of Surplus Effluent delivered as discussed in Section 2.4, shall be resolved by arbitration in accord with the rules of the American Arbitration Association. No other conflicts or disputes arising out of the Agreement shall be subject to mandatory arbitration. In all cases, the Agreement shall be interpreted according to the laws of the State of Arizona.

            12.8 Sales and Use Taxes. In the event the State of Arizona, County of Maricopa or the federal government should require that Tolleson pay a tax resulting from the sale of Effluent to The Companies, then the price for the Effluent shall be increased by the amount of such tax. In the event Tolleson shall levy a tax on the sale or use of the Effluent, then the amounts of any such tax paid by The Companies shall be deducted from the amounts payable under Sections 2.1 or 2.2 hereof.

            12.9 Section Headings. Section headings in this Agreement are for convenience only and do not purport to describe accurately or completely the contents of any section. Such headings are not to be construed as a part of this Agreement or as in any way defining, limiting or amplifying the provisions hereof.

            12.10 Severability. If any term or provision of this Agreement is held to be void, invalid or unenforceable by a court of competent jurisdiction, that term or provision shall be severable from the remainder of this Agreement and shall not affect or render invalid, void or unenforceable any other provision or term of this Agreement.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and attested by their respective duly authorized officers as of the date first above written.

ATTEST:                                       CITY OF TOLLESON

/s/ Rosemarie Martinez Booth        By /s/ Adolfo F. Gamez
_______________________________     ____________________________________
City Clerk                                         Mayor

                                        Reviewed By

                                        /s/ Ralph Velez
                                        _________________________________
                                        City Manager

                                        Approved as to Form

                                        /s/ Scott W. Ruby
                                        _________________________________
                                        City Attorney

ATTEST:                                 ARIZONA PUBLIC SERVICE COMPANY

/s/ Betsy A. Pregulman              By /s/ James M. Levine
_______________________________     ____________________________________
       (Title)                                  (Title)
Associate Secretary                     Executive Vice President,
                                            Generation

ATTEST & COUNTERSIGN.                       SALT RIVER PROJECT
                                            AGRICULTURAL IMPROVEMENT
                                            AND POWER DISTRICT

/s/ Terri A. Lonon                  By William P. Schrader
_______________________________     ____________________________________
         (Title)                                    (Title)
   Corporate Secretary                             President

                                   EXHIBIT A

The following formula shall be used to adjust the prices of Effluent established in Sections 2.1 and 2.2 of the Agreement:

      Formula:    Pp (1 + A) = Pc

      Where:      Pp Previous year's price

                  A= The average of the previous 5 years' annual percent change (ending in Dec) of the Consumer Price Index for Urban Consumers (CPI-U), Expenditure Category "All Items" (as published by the Bureau of Labor Statistics).

                  Pc = New or Current year's price

This adjustment to the prices paid to the City for Effluent will be made each calendar year, effective in January, using the most recent CPI-U data available. This method of price adjustment will be used throughout the term of this Agreement.

      Example of price adjustment using the above formula:

                  Pp (1 +A) = Pc

      Where:      Pp = $30/AF (previous year's price)
                  A = 2.5%(1995 CPI)+3.3%(1996)+1.7%(1997)+1.6%(1998)+2.7%(1999)
                      ----------------------------------------------------------
                                                  5

                  A = 11.8%
                      -----
                        5

                  A = 2.4% (most recent 5 year CPI-U average)

                  $30.00 (1 +.024) = Pc = $30.72 (New or Current Year Price)

Each subsequent year, Pc will become the most recent previous year's price (Pp) for calculating the next year's price. "A", which is a "rolling five-year average", will be comprised of the average of the most recent five-years' annual CPI-U percentage changes.

      Example for year #2:

                  Pp (1+A) = Pc

      Where:      Pp = $30.72
                  A = 3.3% + 1.7% + 1.6% + 2.7% + 3.0% [assumed]
                      --------------------------------
                                     5

                  A = 2.5%

                  $30.72 (1.025) = Pc = $31.49 (New or Current Year Price)

                                    EXHIBIT B

The following legal description, as depicted on the attached map, describes the area within which Other Electric Generating Facilities are subject to the "physically capable of being economically served by Tolleson Effluent delivered into the Effluent Pipeline" standard established in Sections 2.6 and 4.2 of the "Agreement for the Sale and Purchase of Wastewater Effluent" to which this Exhibit B is attached:

BEGINNING AT THE NORTH QUARTER CORNER OF SECTION 24, TOWNSHIP 1 NORTH, RANGE 6 WEST;

THENCE WEST ALONG THE NORTH LINE OF SAID SECTION 24 AND ALONG THE NORTH LINE OF SECTIONS 23, 22 AND 21, TOWNSHIP 1 NORTH, RANGE 6 WEST APPROXIMATELY THREE MILES TO THE NORTH QUARTER CORNER OF SAID SECTION 21;

THENCE SOUTH ALONG THE NORTH SOUTH MID-SECTION LINE OF SAID SECTION 21 APPROXIMATELY ONE HALF MILE TO THE APPROXIMATE CENTER OF SAID SECTION 21;

THENCE WEST ALONG THE EAST WEST MID-SECTION LINE OF SAID SECTION 21 AND SECTION 20, TOWNSHIP 1 NORTH, RANGE 6 WEST, APPROXIMATELY ONE MILE TO THE APPROXIMATE CENTER OF SAID SECTION 20;

THENCE SOUTH ALONG THE NORTH-SOUTH MID-SECTION LINE OF SECTIONS 20, 29 AND 32, TOWNSHIP 1 NORTH, RANGE 6 WEST APPROXIMATELY TWO AND ONE HALF MILES TO THE SOUTH QUARTER CORNER OF SAID SECTION 32, WHICH IS COINCIDENT WITH THE NORTH QUARTER CORNER OF SECTION 5, TOWNSHIP 1 SOUTH, RANGE 6 WEST;

THENCE WEST ALONG THE NORTH LINE OF SECTIONS 5 AND 6, TOWNSHIP 1 SOUTH, RANGE 6 WEST, AND ALONG THE NORTH LINE OF SECTION 1, TOWNSHIP 1 SOUTH, RANGE 7 WEST APPROXIMATELY TWO AND ONE HALF MILES TO THE NORTHWEST CORNER OF SECTION 1, TOWNSHIP 1 SOUTH, RANGE 7 WEST;

THENCE SOUTH ALONG THE WEST LINE OF SAID SECTION 1, APPROXIMATELY ONE MILE TO THE SOUTHWEST CORNER OF SAID SECTION 1 WHICH IS COINCIDENT WITH THE NORTHEAST CORNER OF SECTION 11, TOWNSHIP I SOUTH RANGE 7 WEST;

THENCE WEST ALONG THE NORTH LINE OF SAID SECTION 11 APPROXIMATELY ONE MILE TO THE NORTHWEST CORNER OF SECTION 11, TOWNSHIP 1 SOUTH, RANGE 7 WEST;

THENCE SOUTH APPROXIMATELY 4 MILES ALONG THE WEST LINE OF SAID SECTION 11 AND THE WEST LINE OF SECTIONS 14, 23, AND 26, TOWNSHIP 1 SOUTH, RANGE 7 WEST TO THE SOUTHWEST CORNER OF SAID SECTION 26;

THENCE EAST APPROXIMATELY ONE AND ONE HALF MILES ALONG THE SOUTH LINE OF SAID
SECTION 26 AND THE SOUTH LINE OF SECTION 25, TOWNSHIP 1 SOUTH, RANGE 7 WEST TO THE SOUTH QUARTER CORNER OF SAID SECTION 25, WHICH IS COINCIDENT WITH THE NORTH QUARTER CORNER OF SECTION 36, TOWNSHIP 1 SOUTH, RANGE 7 WEST;

THENCE SOUTH ALONG THE NORTH SOUTH MID-SECTION LINE OF SECTION 36, TOWNSHIP 1 SOUTH, RANGE 7 WEST APPROXIMATELY ONE MILE TO THE SOUTH QUARTER CORNER OF SAID
SECTION 36;

THENCE EAST APPROXIMATELY 4 AND ONE HALF MILES ALONG THE SOUTH LINE OF SAID
SECTION 36, TOWNSHIP 1 SOUTH, RANGE 7 WEST AND THE SOUTH LINE OF SECTIONS 31, 32, 33 AND 34, TOWNSHIP 1 SOUTH, RANGE 6 WEST TO THE SOUTHEAST CORNER OF SAID
SECTION 34, WHICH IS COINCIDENT WITH THE NORTHWEST CORNER OF SECTION 2, TOWNSHIP 2 SOUTH, RANGE 6 WEST; THENCE SOUTH ALONG THE WEST LINE OF SAID SECTION 2 APPROXIMATELY ONE HALF MILE TO THE WEST QUARTER CORNER OF SAID SECTION 2;

THENCE EAST APPROXIMATELY ONE MILE ALONG THE EAST WEST MIDSECTION LINE OF SAID
SECTION 2 TO THE EAST QUARTER CORNER OF SAID SECTION 2, WHICH IS COINCIDENT WITH THE WEST QUARTER CORNER OF SECTION 1, TOWNSHIP 2 SOUTH, RANGE 6 WEST;

THENCE SOUTH APPROXIMATELY ONE HALF MILE ALONG THE WEST LINE OF SAID SECTION 1 TO THE SOUTHWEST CORNER OF SAID SECTION 1;

THENCE EAST ALONG THE SOUTH LINE OF SAID SECTION 1 AND THE SOUTH LINE OF SECTION 6, TOWNSHIP 2 SOUTH, RANGE 5 WEST, APPROXIMATELY 2 MILES TO THE SOUTHEAST CORNER OF SAID SECTION 6;

THENCE NORTH APPROXIMATELY THREE MILES ALONG THE EAST LINE OF SAID SECTION 6 AND THE EAST LINE OF SECTIONS 31 AND 30, TOWNSHIP 1 SOUTH, RANGE 5 WEST TO THE NORTHEAST CORNER OF SAID SECTION 30;

THENCE WEST APPROXIMATELY ONE HALF MILE ALONG THE NORTH LINE OF SAID SECTION 30 TO THE NORTH QUARTER CORNER OF SAID SECTION 30, WHICH IS COINCIDENT WITH THE SOUTH QUARTER CORNER OF SECTION 19, TOWNSHIP 1 SOUTH, RANGE 5 WEST;

THENCE NORTH APPROXIMATELY ONE MILE ALONG THE NORTH SOUTH MID-SECTION LINE OF SAID SECTION 19 TO THE NORTH QUARTER CORNER OF SAID SECTION 19;

THENCE WEST APPROXIMATELY ONE HALF MILE ALONG THE NORTH LINE OF SAID SECTION 19 TO THE NORTHWEST CORNER OF SAID SECTION 19, WHICH IS COINCIDENT WITH THE SOUTHEAST CORNER OF SECTION 13, TOWNSHIP 1 SOUTH, RANGE 6 WEST;

THENCE NORTH APPROXIMATELY TWO MILES ALONG THE EAST LINE OF SECTIONS 13 AND 12 TOWNSHIP 1 SOUTH, RANGE 6 WEST TO THE NORTHEAST CORNER OF SAID SECTION 12;

THENCE WEST APPROXIMATELY ONE HALF MILE TO THE NORTH QUARTER CORNER OF SAID
SECTION 12, WHICH IS COINCIDENT WITH THE SOUTH QUARTER CORNER OF SECTION 1, TOWNSHIP 1 SOUTH, RANGE 6 WEST;

THENCE NORTH APPROXIMATELY FOUR MILES ALONG THE NORTH SOUTH MID-SECTION LINE OF SAID SECTION 1 AND THE NORTH SOUTH MIDSECTION LINE OF SECTIONS 36, 25 AND 24, TOWNSHIP 1 NORTH, RANGE 6 WEST TO THE POINT OF BEGINNING.

ALL LYING WITHIN THE GILA AND SALT RIVER BASE AND MERIDIAN, MARICOPA COUNTY, ARIZONA
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      In accordance with Item 304 of Regulation S-T of the Securities Exchange
Act of 1934, the map on this page of this Agreement shows the Other Electric Generating Facilities that could be served by Tolleson Effluent under this Agreement.
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                                    EXHIBIT C

The following components of the Interconnection Facilities, as depicted on drawing Numbers AO-W-Z1C-150, Rev. 7, and AO-W-Z1C-151, Rev. 3 (both drawings attached), are the property of the City of Tolleson:

1. The Tolleson Junction Box and the weir and three manual sluice gates located within that Junction Box.

2.    The anchor block adjacent to the Tolleson Junction Box.

3. 18 feet of 48-inch pipe connected to the inlet side of the Tolleson Junction Box.

4. Approximately 15 feet of 42-inch pipe connected to the outlet side of the Tolleson Junction Box.

5. The manhole and stub pipe required to connect the 42-inch pipes connected to the inlet and outlet sides of the manhole.

6.    The Tolleson Junction Structure Box.

7.    All other portions of the "new" Tolleson Outfall Line.

8. The portion of the existing Tolleson Outfall Line (30-inch) within the Tolleson Junction Box.

9.    All other portions of the existing Tolleson Outfall Line.

The following components of the Interconnection Facilities, as depicted on drawing Numbers AO-W-Z1C-150, Rev. 7, and AO-W-Z1C-151, Rev. 3 (both drawings attached), are the property of APS, SRP and the other owners of Palo Verde Nuclear Generating Station:

1. The ANPP Effluent Pipeline Junction Box and all facilities and equipment located within that Junction Box.

2. The 30-inch pipe between the Palo Verde Effluent Pipeline Junction Box and the Tolleson Junction Box.

3.    The motorized sluice gate (valve) situated in the Tolleson Junction Box.

4. The flow metering equipment, including without limitations such devices as may be necessary for transmission of flow meter data to the control panels in the Plant.

5.    The RTU Building and all facilities and equipment located within that building.
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      In accordance with Item 304 of Regulation S-T of the Securities Exchange
Act of 1934, the drawings on these two pages of this Agreement show the Interconnection Facilities owned by Palo Verde and the City of Tolleson.